Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB ANNUAL MEETING RESULTS ANNOUNCED

ST. PAUL, Minn. – May 4, 2023 – Ecolab Inc. announced today at its annual meeting of stockholders that the slate of thirteen director nominees named in the company’s proxy statement was elected for a one-year term ending at its annual meeting of stockholders in May 2024.

In other business during today’s meeting, stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab's independent registered public accounting firm for 2023, approved the Ecolab Inc. 2023 Stock Incentive Plan, approved an amendment to the Ecolab Inc. Stock Purchase Plan, approved on an advisory basis the compensation of the named executive officers disclosed in the company’s proxy statement, and voted on an advisory basis to hold future stockholder advisory votes on named executive officer compensation annually.

Also at the meeting, a stockholder proposal regarding an independent board chair policy was not approved.

The final vote tabulation on all matters voted upon during today’s meeting will be reported to the U.S. Securities and Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s website, www.investor.ecolab.com.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on a century of innovation, Ecolab has annual sales of $14 billion, employs more than 47,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, life sciences, hospitality and industrial markets. www.ecolab.com

Follow us on LinkedIn @Ecolab, Twitter @Ecolab, Instagram @Ecolab_Inc and Facebook @Ecolab.

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Investor Contacts:

Andrew C. Hedberg

+1 651 250 2185

Cairn Clark

+1 651 250 2291

May 4, 2023

(ECL-C)